Inovio Reports 2005 Financial Results

SAN DIEGO, CA – March 16, 2006 – Inovio Biomedical Corporation (AMEX: INO) today reported financial results for the quarter and year ended December 31, 2005.

Total revenue for the quarter and year ended December 31, 2005 was $829,235 and $5,467,253, respectively, as compared to $542,738 and $1,167,099 for the same periods in 2004. Revenue consisted of license fees, milestone payments, and amounts received from collaborative research and development arrangements and grants.

Total expenses for the quarter and year ended December 31, 2005 was $3,864,484 and $20,764,105, respectively, as compared to $4,337,154 and $12,430,239 for the same periods in 2004.

The net loss attributable to common stockholders for the quarter and year ended December 31, 2005 was $11,558,253, or $0.60 per share, and $26,362,622, or $1.39 per share, respectively, as compared to a net loss attributable to common stockholders of $4,012,846, or $0.22 per share, and $11,705,336, or $0.66 per share, for the same periods in 2004.

“In 2005 we made significant progress on multiple strategic initiatives. We initiated six Phase I clinical studies in oncology and gene delivery; expanded our facilities; established a strong clinical team to manage our trials; completed a $15.8 million funding with high caliber investors including Merck and Vical; and added valuable assets to our intellectual property,” stated Avtar Dhillon, MD, president and CEO. “With momentum in both our cancer and DNA delivery programs we look forward to a dynamic 2006 that we expect will include the release of new data and additional progress toward commercializing and partnering our technology.”

Revenue

Revenue from license fees and milestone payments for the quarter and year ended December 31, 2005 was $174,765 and $2,563,283, respectively, as compared to $88,971 and $214,351 for the same periods in 2004. The increase in license fees for the quarter and year ended December 31, 2005, as compared to the same periods in 2004, was mainly due to license revenue recognized from the collaboration and licensing agreement with Merck signed in May 2004 to develop and commercialize our MedPulser® DNA Delivery System, which is being developed for use with certain of Merck’s DNA vaccine programs. Under this agreement, we will receive payments if certain product development milestones are achieved. The upfront payment received from Merck in 2004 and prospective future milestone payments will be amortized over the term of the agreement. Royalties are payable on sales utilizing the device developed under this agreement.

Revenue recorded under collaborative research and development arrangements for the quarter and year ended December 31, 2005 was $187,606 and $1,492,145, respectively, as compared to $446,609 and $945,591 for the same periods in 2004. The increase in revenue from collaborative research and development arrangements during the year ended December 31, 2005, as compared to the year ended December 31, 2004, was primarily due to revenue recognized from the collaboration and licensing agreements with Merck signed in May 2004. The decrease in revenue from collaborative research and development arrangements during the quarter ended December 31, 2005, as compared to the same period in 2004, was due to the timing of project deliverables from our Merck collaboration.

During 2005, we were awarded a grant of approximately $1 million by the United States Department of Defense for the development of our gene delivery electroporation technology for application to vaccinations against infectious diseases, including potential bioterrorism agents. The appropriation is a continuation of the initial United States Army grant received in 2004 by Inovio AS, a company we acquired in January 2005.

Operating Expenses

Research and development expenses for the quarter and year ended December 31, 2005 was $2,181,725 and $11,454,773, respectively, as compared to $2,586,005 and $6,548,599 for the same periods in 2004. The decrease in research and development expense for the quarter ended December 31, 2005, as compared to the quarter ended December 31, 2004, was primarily due to the upfront contract initiation fees payable to clinical research organizations incurred during the fourth quarter of 2004, which we did not have in the fourth quarter of 2005. The increase in research and development expenses for the year ended December 31, 2005, as compared to the same period in 2004, was primarily due to an increase in clinical trial expenses. These clinical trial expenses include the use of a clinical research organization hired in association with our clinical trials and costs associated with the use of outside clinical and regulatory consultants. The increase was also due to increased personnel expenses to support internal efforts related to product development and clinical trials, increased external research expenses, and additional travel and other consulting expenses associated with our clinical trials.

Depending upon the progress of our clinical and pre-clinical programs and our availability of capital, we expect our research and development expenses to continue to increase in 2006.

General and administrative expenses, which include business development expenses, for the quarter and year ended December 31, 2005 was $1,658,987 and $5,981,200, respectively, as compared to $1,843,607 and $6,129,195 for the same periods in 2004. The decrease in general and administrative expenses for the quarter and year ended December 31, 2005, as compared to the same periods in 2004, was mainly due to decreased accounting related expenses, related to the initial implementation of internal controls over financial reporting requirements under Section 404 of the Sarbanes-Oxley Act of 2002. The decrease was partially offset by increased consulting and legal expenses, increased stock option expenses pursuant to the issuance of stock options for non-employee consultants, and increased personnel costs.

Net Loss Attributable to Common Stockholders

The increase in net loss attributable to common stockholders for the year ended December 31, 2005, as compared to the same period in 2004, resulted mainly from the $3,332,000 non-cash charge related to the write-off of acquired in-process research and development resulting from the Inovio AS acquisition, as well as an increase in our clinical trial and research and development expenses. In addition, in connection with the private placement we completed in January 2005, we recorded a non-cash imputed dividend charge of $1,942,773 in January 2005. We also recorded an imputed dividend charge of $8,329,112 in December 2005 as part of our December 2005 private placement. These increases were offset, in part, by an increase in revenue during 2005, as compared to 2004, due to the $2,000,000 milestone payment received from Merck in July 2005, as well as increased licensing and collaborative research and development revenue recognized from our agreement with Merck.

The increase in net loss attributable to common stockholders was offset due to an increase in revenue primarily due to our European Union and U.S. Army grants received in connection with our acquisition of Inovio AS, as well as a decrease in general and administrative expenses attributable to lower Sarbanes-Oxley-related implementation costs incurred during the quarter ended December 31, 2005, as compared to the same period in 2004.

Capital Resources

We ended 2005 with cash and investments of $17,166,567 and working capital of $14,185,032, as compared to $17,889,797 in cash and investments and $13,036,685 in working capital as of December 31, 2004. We expect we will fund our operations through the second quarter of 2007 with our current working capital.

The increase in working capital during the year ended December 31, 2005 was primarily due to the December 2005 private placement that raised an aggregate of $15,795,080 through the sale of our Common Stock to institutional and accredited investors, as well as the receipt of $2,500,000 in licensing and milestone payments we received from Merck during the year ended December 31, 2005. The increase in working capital was offset, in part, by $3,000,000 in cash that we paid in connection with our acquisition of Inovio AS in January 2005, as well as increased expenditures related to research and development and clinical trials activities. The increase in working capital was offset by an increase in various general and administrative and legal expenses related to investor relations, business development and finance activities.

Corporate Update

In 2005, we achieved corporate and clinical developments that will assist us in our advancement toward key goals and milestones in 2006 and 2007 relating to the commercialization of our Selective Electrochemical Tumor Ablation (SECTA) therapy and progress of our gene delivery program.

Following are operational highlights and a summary of our business objectives going forward:

Corporate Development

On December 30, 2005, we closed a financing for $15.8 million in gross proceeds. Included among the institutional and private investors that participated in the funding were our license partners, Merck and Vical. Merck invested $3 million, representing a 5.6% equity stake in our company, and Vical invested $750,000.

In January 2005, we acquired Inovio AS, a Norwegian company with intellectual property in DNA delivery. Three scientists with Inovio AS now work with Inovio Biomedical Inc. in San Diego. In March 2005, we changed our corporate name to Inovio Biomedical Corporation from Genetronics Biomedical Corporation and we changed our AMEX stock symbol to INO.

We also moved to a new office in 2005 with facilities that better support our manufacturing and research activities.

Clinical Development

Oncology

The primary purpose of our six cancer programs is to support the goal of securing a marketing partner for our Selective Electrochemical Tumor Ablation (SECTA) therapy by demonstrating efficacy and safety in multiple indications, demonstrating pharmacoeconomic benefits that will support obtaining reimbursement codes, and achieving validation and adoption by European physicians in advance of a product launch in the European Union. The following are some of our activities in 2005.

•	We expanded enrollment of sites and patients in the U.S. and internationally for our two Phase III pivotal head and neck studies to evaluate our SECTA therapy for treating recurrent and second primary squamous cell carcinomas.

•	We expanded enrollment of sites and patients in Europe for our two pre-marketing clinical studies — one treating patients with newly diagnosed or recurrent squamous cell carcinoma of the head and neck, the other treating patients with newly diagnosed or recurrent skin cancers requiring potentially disfiguring surgery. We believe that both studies will support the planned commercial launch of the SECTA therapy in Europe by creating a reference and customer base among physicians who are opinion leaders, providing local experience and establishing centers of excellence to facilitate sales, and documenting clinical and pharmacoeconomic benefits to support reimbursement approval.

•	We initiated two Phase I studies using our SECTA therapy. Our Phase I study treating patients with pancreatic cancer has a primary endpoint of safety with a secondary endpoint of pain control and weight maintenance as well as monitoring for tumor response. Our Phase I study treating patients with recurrent breast cancer has a primary endpoint of safety and a secondary endpoint of tumor response.

Gene Delivery/DNA Vaccines

Our focus in gene delivery is to advance our development of proprietary intellectual property and develop state-of-the-art in vivo electroporation equipment that enables our partners to further their development of DNA vaccines and gene therapies addressing a broad range of diseases with significant unmet needs.

We have developed two systems for gene delivery, namely the MedPulser® DNA Delivery System designed for intramuscular delivery of DNA plasmid and the MedPulser® DNA Electroporation Therapy System designed for the delivery of DNA plasmids to tumor tissue. We have entered into multiple agreements with pharmaceutical and biotechnology companies to develop products wherein we license our technology to a partner and provide electroporation equipment under a supply agreement and device regulatory support during the development stage of the product. The partner is responsible for the cost of all development activities. This strategy has allowed for the cost effective development of a number of products and is currently a source of revenue for us. Typical partnering deals include up-front license fees, milestone payments, development funding, royalties on product sales and supply agreements for clinical devices.

We have partnerships with Merck, Chiron, Vical, the H. Lee Moffitt Cancer Center, University of Southampton in the U.K, and Tripep AS in Sweden. These partners are pursuing the development of DNA vaccines/immunotherapies against cancer and/or infectious diseases such as HIV and hepatitis C.

In 2005, the following four Inovio partners initiated Phase I clinical studies:

•	Vical — immunotherapy product (IL-2) delivered into melanoma lesions;

•	H. Lee Moffitt Cancer Center — immunotherapy product (IL-12) delivered to melanoma lesions; and

•	University of Southampton — prostate cancer vaccine delivered into skeletal muscle; and

•	Merck — vaccine targeting breast, colorectal, ovarian, or non-small cell lung cancers expressing HER-2 and/or CEA.

In September 2005, we were awarded a $1 million appropriation by the U.S. Department of Defense for the development of our gene delivery electroporation technology for application to vaccination against infectious diseases, including potential bioterrorism agents, in collaboration with a U.S. Army research laboratory. We are working closely on this project with Dr. Connie Schmaljohn, a leading virologist and chief of the Department of Molecular Virology at the United States Army Medical Research Institute of Infectious Diseases (USAMRIID) at Ft. Detrick, Maryland.

Strategic Relationships

Merck

In July 2005, Merck paid us a $2 million milestone payment relating to the filing of an IND. Merck subsequently initiated a Phase I clinical study in the fall of 2005.

In May 2005, Merck exercised their option to license a third undisclosed DNA vaccine target for development in conjunction with our DNA delivery technology, as provided for in our license agreement with Merck.

Vical

In September 2005, Vical announced plans to develop and evaluate electroporation-enhanced delivery of therapeutic and preventive DNA vaccines against HIV under a Cooperative Research and Development Agreement (CRADA) with the Vaccine Research Center (VRC), National Institute of Allergy and Infectious Diseases (NIAID), and National Institutes of Health (NIH), an agency of the U.S. Department of Health and Human Services. Vical has the option to secure exclusive commercialization rights to technology developed under the CRADA. The electroporation technology is licensed from Inovio.

In July 2005, Vical initiated a Phase I clinical study using electroporation to deliver IL-2, an immunotherapy, directly into melanoma lesions.

Intellectual Property

During 2005 our intellectual property position was strengthened by the grant of three new U.S. patents in the areas of gene delivery, vascular and trans-surface applications of electroporation. Counting our patents and in-licensed patents, we currently have 63 issued U.S. and 157 corresponding foreign issued patents, as well as numerous pending patents in the U.S. and abroad.

About Inovio Biomedical Corporation

Inovio Biomedical Corporation is a late stage biomedical company focused on commercializing its proprietary Selective Electrochemical Tumor Ablation (SECTA) therapy. SECTA targets a significant unmet clinical need: the local treatment of solid tumors, with selective killing of cancer cells while preserving healthy tissue. Inovio is moving its lead product, the MedPulser®, through pre-marketing studies for head and neck cancer and skin cancers in Europe, where it has CE Mark accreditation, a U.S. Phase III pivotal study for head and neck cancer, and Phase I trials for pancreatic and breast cancer. Merck, Vical, University of Southampton, and H. Lee Moffitt Cancer Center are using Inovio’s gene delivery technology in clinical studies of novel DNA therapeutics delivered using electroporation. Inovio is a leader in developing human therapeutic applications of electroporation, with the industry’s most extensive patent portfolio covering in vivo electroporation. More information is available at www.inovio.com.

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This press release contains certain forward-looking statements relating to our plans to develop our electroporation drug and gene delivery technology and to maximize shareholder value. Actual events or results may differ from our expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs, evaluation of potential opportunities, the level of corporate expenditures, the assessment of our technology by potential corporate partners, capital market conditions, and other factors set forth in the our Annual Report on Form 10-K for the year ended December 31, 2005, and our other filings with the Securities and Exchange Commission. There can be no assurance that any product in our product pipeline will be successfully developed or manufactured, or that final results of clinical studies will be supportive of regulatory approvals required to market licensed products.

INOVIO BIOMEDICAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$17,166,567	$17,889,797
Accounts receivable	284,171	424,157
Prepaid expenses and other	870,169	124,723

Total current assets	18,320,907	18,438,677
Fixed assets, net	375,613	155,253
Patents and other assets, net	2,148,090	2,357,572
Goodwill	4,290,594	—
Intangible assets, net	3,843,750	—

Total assets	$28,978,954	$20,951,502

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,864,935	$2,155,592
Accrued clinical trial expenses	1,064,497	2,195,816
Deferred revenue	1,206,443	1,050,584

Total current liabilities	4,135,875	5,401,992
Deferred rent	285,875	—
Deferred tax liabilities	1,076,250	—
Long-term liabilities	10,206	—

Total liabilities	5,508,206	5,401,992

Commitments and contingencies
Stockholders’ equity:
Preferred stock—par value $0.001; Authorized shares: 10,000,000, issued and outstanding: 1,562,424 and 1,441 at December 31, 2005 and 2004, respectively	1,562	2
Common stock—par value $0.001; Authorized shares: 300,000,000, issued and outstanding: 29,468,756 and 18,420,427 at December 31, 2005 and 2004, respectively	29,469	18,420
Additional paid-in capital	137,739,954	103,438,408
Accumulated deficit	(114,269,942)	(87,907,320)
Accumulated other comprehensive loss	(30,295)	—

Total stockholders’ equity	23,470,748	15,549,510

Total liabilities and stockholders’ equity	$28,978,954	$20,951,502

INOVIO BIOMEDICAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended	Year ended	Year ended
	December 31,	December 31,	December 31,
	2005	2004	2003
Revenue:
License fee and milestone payments	$2,563,283	$214,351	$5,882
Revenues under collaborative research and development arrangements	1,492,145	945,591	74,647
Grants and miscellaneous revenue	1,411,825	7,157	—

Total revenue	5,467,253	1,167,099	80,529

Operating expenses:
Research and development	11,454,773	6,548,599	2,146,909
General and administrative	5,981,200	6,129,195	4,566,882
Amortization of intangible assets	206,250	—	—
Charge for acquired in-process research and development	3,332,000	—	—

Total operating expenses	20,974,223	12,677,794	6,713,791

Loss from operations	(15,506,970)	(11,510,695)	(6,633,262)
Other income(expense):
Interest income	207,675	247,555	65,497
Other income	2,443	—	—
Interest expense	—	—	(20,480)

Loss from continuing operations	(15,296,852)	(11,263,140)	(6,588,245)
Discontinued operations:
Gain on disposal of assets	—	290,209	2,034,078
Loss from discontinued operations	—	—	(110,740)

Net loss	(15,296,852)	(10,972,931)	(4,664,907)
Imputed and declared dividends on preferred stock	(11,065,770)	(732,405)	(18,210,530)

Net loss attributable to common stockholders	$(26,362,622)	$(11,705,336)	$(22,875,437)

Amounts per common share—basic and diluted:
Loss from continuing operations	$(0.81)	$(0.64)	$(0.49)
Gain from discontinued operations, net	—	0.02	0.14

Net loss	(0.81)	(0.62)	(0.35)
Imputed and declared dividends on preferred stock	(0.58)	(0.04)	(1.37)

Net loss attributable to common stockholders	$(1.39)	$(0.66)	$(1.72)

Weighted average number of common shares—basic and diluted	19,009,189	17,623,559	13,316,624